LAS VEGAS, NEVADA, August 09, 2012 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the second quarter ended June 30, 2012.

Net revenue was $87.7 million for the first quarter ended June 30, 2012 compared to $87.6 million for the first quarter of 2011 ACEP reported a second quarter Net loss for both 2012 and 2011 of $2.8 million. Adjusted EBITDA decreased 12.1% to $17.5 million for the second quarter of 2012 compared to $19.9 million for the second quarter of 2011. Adjusted EBITDA Margin fell to 20.0% compared to 22.7% in 2011.

Selling, general and administrative expenses, which are primarily comprised of payroll, marketing, advertising, utilities and other administrative expenses increased 9.9% to $28.9 million, or 30.8% of gross revenues, for the three months ended June 30, 2012, compared to $26.3 million, or 28.2% of gross revenues for the three months ended June 30, 2011. This year over year increase was primarily due to higher sales tax, repair and maintenance, advertising and related marketing expenses, higher guest loss and damage provisions and labor costs. Sales tax expenses for the three months ended June 30, 2012 includes approximately $248,000 for audit assessment related to a Nevada Department of Taxation audit and additionally, ACEP began to accrue for sales taxes on complimentary meals provided to customers and employees resulting in an additional $195,000 in expense based on a decision by the Nevada Tax Commission. Repair and maintenance expenses for the three months ended June 30, 2012 include approximately $420,000 on a plumbing and drain repair project at Arizona Charlie’s Decatur. For the three months ended June 30, 2011 guest loss and damage expense benefited from a credit of approximately $190,000 for the reduction in liability for two major claims. In addition, ACEP spent approximately $400,000 more in advertising in 2012 than in 2011.

On April 30, 2012, ACEP completed a voluntary redemption of 5% of the aggregate principal amount of its 11% Senior Secured Notes at a price of 102%. The total redemption payment was $19.1 million plus accrued interest to the redemption date of approximately $773,000. ACEP recorded a $1.1 million charge for the early redemption of debt related to the voluntary redemption, of which, $737,000 was non-cash.

The Stratosphere – Stratosphere’s net revenue increased 0.5% during the second quarter of 2012 on a 0.4% increase in casino revenue. Hotel revenue increased 4.1% due to a 5.3% increase in average daily room rate. Tower revenues decreased 5.1% due primarily to decreases in guest admissions and average revenue per guest admission.

Arizona Charlie’s –The Arizona Charlie’s net revenue decreased 6.1% in the second quarter. Casino revenues declined 6.6% and accounted for approximately 92% of the total decline in net revenues. Bingo revenues declined 85.4% due to a 9.2 percentage point decrease in hold and a 13.7% decline in the number of patrons. The decline in patrons was driven by increased promotional activity and special game offerings by our competitors. Additionally, results for the period ended June 30, 2011 benefitted from a jackpot promotion at Arizona Charlie’s Boulder that boosted patron headcounts and revenues. The decline in bingo accounted for approximately 41% of the total decline in casino revenues during the quarter. Race and sports revenues also declined due to lower sports book holds. The decline in race and sports revenues accounted for approximately 6% of the total decline casino revenues.

The Aquarius – Aquarius’ net revenues increased 5.6% for the three months ended June 30, 2012. The revenue increase was due primarily to increases in slot coin-in, table hold percentage and higher hotel occupancy.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

Financial Statistics as of June 30, 2012:
• Cash	$ 62.5 million

• Book value of Debt, including capital leases, net of unamortized discount	$ 328.5 million

• Capital expenditures	$ 10.2 million

Conference Call Information:

We will hold our second quarter 2012 earnings conference call, Thursday August 09, 2012 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 888-801-6499(US/Canada toll-free). The pass code is 9144812. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$50.1	$50.7	$104.1	$104.0
Hotel	17.8	16.9	33.4	32.1
Food and beverage	17.6	17.5	34.1	34.3
Tower, retail, entertainment and other	8.4	8.3	16.1	15.8
Gross revenues	93.9	93.4	187.7	186.2
Less promotional allowances	6.2	5.8	12.8	12.1
Net revenues	87.7	87.6	174.9	174.1

Costs and expenses:
Casino	16.3	16.6	33.1	33.5
Hotel	9.1	8.9	17.3	17.3
Food and beverage	13.3	13.2	25.7	25.6
Other operating expenses	2.9	3.0	5.7	6.2
Selling, general and administrative	28.9	26.3	57.6	55.4
Depreciation and amortization	8.3	9.6	16.9	20.7
Total costs and expenses	78.8	77.6	156.3	158.7
Income from operations	$8.9	$10.0	$18.6	$15.4

EBITDA Reconciliation:
Net loss	$(2.8)	$(2.8)	$(4.2)	$(9.0)
Interest income	-	-	-	-
Interest expense	10.6	11.4	21.7	23.0
Depreciation and amortization	8.3	9.6	16.9	20.7
EBITDA	$16.1	$18.2	$34.4	$34.7

Numbers may vary due to rounding.

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	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net loss	$(2.8)	$(2.8)	$(4.2)	$(9.0)
Interest income	-	-	-	-
Interest expense	10.6	11.4	21.7	23.0
Depreciation and amortization	8.3	9.6	16.9	20.7
Loss on disposal of assets	-	-	-	-
Management fee - related party	0.3	0.3	0.5	0.6
Loss on debt redemption	1.1	1.4	1.1	1.4
Adjusted EBITDA	$17.5	$19.9	$36.0	$36.7
Adjusted EBITDA Margin	20.0%	22.7%	20.6%	21.1%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)

WPU - Slot
Stratosphere	105.42	99.86	106.86	99.50
Decatur	115.23	120.90	116.99	122.97
Boulder	74.46	73.15	77.34	75.66
Aquarius	134.42	122.30	140.38	129.76
ACEP Consolidated	109.90	106.28	113.14	109.27

WPU - Tables
Stratosphere	811.09	603.32	850.34	676.19
Decatur	641.03	549.45	641.03	552.49
Boulder	439.56	366.30	384.62	368.32
Aquarius	491.61	541.00	506.07	510.13
ACEP Consolidated	624.87	541.74	651.80	574.26

ADR
Stratosphere	51.79	49.17	51.79	49.80
Decatur	43.36	43.68	45.36	45.38
Boulder	41.31	42.77	41.47	42.86
Aquarius	52.14	52.97	48.44	48.74
ACEP Consolidated	51.04	49.62	50.07	49.00

Hotel Occupancy %
Stratosphere	91.7	91.7	86.9	88.1
Decatur	71.1	67.5	65.2	63.3
Boulder	47.3	48.8	47.9	48.7
Aquarius	53.5	48.1	51.4	46.4
ACEP Consolidated	73.0	70.8	69.5	68.1

Net Revenue
Stratosphere	40.1	39.9	78.6	77.7
Decatur	15.0	15.8	31.0	32.3
Boulder	8.0	8.7	16.8	17.8
Aquarius	24.4	23.1	48.5	46.1
Corporate	0.2	0.1	0.2	0.2
ACEP Consolidated	87.7	87.6	175.1	174.1

Numbers may vary due to rounding.

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1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777

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